Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Allocation Target Shares: Series S Portfolio (BATSS)
BlackRock Multi-Asset Income - Investment Grade Portfolio (BR-INC-IG) BlackRock Low Duration Bond Portfolio (BR-LO)
GuideStone Funds Low Duration Bond Fund (GUIDE)
Bond Index Master Portfolio (MIP_AGG)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
07-07-2014
Security Type:
BND/CORP


Issuer
Moody's Corporation (2019)

Selling Underwriter
J.P. Morgan Securities LLC

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
J.P. Morgan Securities LLC, Merrill Lynch, Pierce,
Fenner & Smith Incorporated, Citigroup Global
Markets Inc., Mitsubishi UFJ Securities (USA),
Inc., RBS Securities Inc., Fifth Third Securities,
Inc., Goldman, Sachs & Co., Lloyds Securities
Inc., PNC Capital Markets LLC, Scotia Capital
(USA) Inc., TD Securities (USA) LLC, The Williams
Capital Group, L.P., U.S. Bancorp Investments,
Inc., SMBC Nikko Securities America, Inc.,
Mischler Financial Group, Inc.

Transaction Details

Date of Purchase
07-07-2014


Purchase Price/Share
(per share / % of
par)
$99.838
Total
Commission,
Spread or
Profit
0.600%


1.	Aggregate Principal Amount Purchased (a+b)
$35,000,000
a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$13,735,000
b. Other BlackRock Clients
$21,265,000

2.	Aggregate Principal Amount of Offering
$450,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.07777

Legal Requirements
Offering Type (check ONE)
The securities fall into one of the following transaction types
(see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years
 of continuous operations]
[ ] Eligible Municipal Securities [Issuer must have 3
 years of continuous operations]
[ ] Eligible Foreign Offering [Issuer must have 3
 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera
Date: 07-14-2014

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date: 07-14-2014

Global Syndicate Team Member